                                                                    EXHIBIT 12.1

                              WEBLINK WIRELESS, INC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                THREE MONTHS
                                        YEAR ENDED     YEAR ENDED     YEAR ENDED    YEAR ENDED      YEAR ENDED      ENDED
                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,  DECEMBER 31,    DECEMBER 31,  DECEMBER 31,
                                          1997          1998(1)         1999           2000           2001           2001
                                       ------------   ------------   ------------  ------------    ------------ -------------

Earnings:
  Net loss ........................     $ (43,887)     $ (59,316)     $ (99,867)     $(117,801)     $(107,903)     $ (11,778)
  Add: Amount of
     previously capitalized
     interest amortized ...........            --            252          2,288          2,288          2,288            572
  Add: Fixed charges ..............        38,499         43,798         65,310         65,649         35,076          2,702
                                        ---------      ---------      ---------      ---------      ---------      ---------
  Adjusted earnings ...............        (5,388)       (15,266)       (32,269)       (49,864)       (70,539)        (8,504)

Fixed charges:
  Interest in
     indebtedness .................        36,672         52,645         63,452         63,418         32,316      $   2,261
  Amortization of debt
     issuance costs ...............           844          1,172          1,291          1,992          1,317            108
  Interest portion
     of rental and
     lease expense ................           983          1,428            567            239          1,443            333
                                        ---------      ---------      ---------      ---------      ---------      ---------
  Fixed charges ...................        38,499         55,245         65,310         65,649         35,076          2,702

Deficiency of
  earnings available to
  cover fixed charges .............     $ (43,887)     $ (70,511)     $ (97,579)     $(115,513)     $(105,615)     $ (11,206)
                                        =========      =========      =========      =========      =========      =========

Earnings to fixed charges ratio ...            --             --             --             --             --             --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.